Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

PRESS RELEASE

Contacts:	Investors:
Kerry Gillespie	Amy Glynn/Nick Laudico
Chief Financial Officer	The Ruth Group
Radiation Therapy Services, Inc.	646-536-7023 / 7030
239-938-0971	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

Radiation Therapy Services, Inc. to Issue $50 Million

in Senior Subordinated Notes

Received Commitment Letter for Purchase of Notes

FORT MYERS, Florida, January 21, 2011 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy Services”) announced today that its wholly owned subsidiary, Radiation Therapy Services, Inc., has agreed to issue an aggregate principal amount of $50 million of 9 7/8% Senior Subordinated Notes due 2017 (“New Notes”).  Radiation Therapy Services has received a Commitment Letter from DDJ Capital Management, LLC, on behalf of certain managed funds and accounts, for the purchase of the Senior Subordinated Notes.

The net proceeds from the issuance of the New Notes will be used for Radiation Therapy Service’s pending acquisition of all of the outstanding capital stock of Medical Developers, LLC (“MDLLC”) and substantially all of the outstanding stock of MDLLC’s affiliated companies (“MDLLC Acquisition”), as well as to fund transaction costs associated with the MDLLC Acquisition, and for general corporate purposes.  The New Notes will be issued concurrently with the consummation of the MDLLC Acquisition and the satisfaction of certain other customary conditions.

The terms of the New Notes will be identical to Radiation Therapy Service’s existing 9 7/8% Senior Subordinated Notes due 2017 (“Existing Notes), which were issued in the aggregate principal amount of $310 million in April 2010.  The purchaser of the New Notes will be granted registration rights and the New Notes are expected to be exchangeable into the same CUSIP as that of the Existing Notes.

Radiation Therapy Services completed its previously announced exchange offer associated with the Existing Notes on January 12, 2011.

The New Notes have not been, and upon issuance will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Radiation Therapy Services

Radiation Therapy Services, which operates radiation treatment centers primarily under the name of 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients.  The Company’s 95 treatment centers are clustered into 28 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina and West Virginia.  The Company is headquartered in Fort Myers, Florida.

About DDJ Capital Management LLC

DDJ Capital Management, LLC is an investment advisor registered with the Securities and Exchange Commission, and manages approximately $4 billion on behalf of institutional and high net worth investors, focusing on high yield and special situation strategies.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, completion of the MDLLC Acquisition and issuance of the New Notes and other factors that may be described from time to time in our filings with the SEC. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.  You are cautioned not to place undue on the forward-looking statements contained herein, which speak only as of the date stated, or if not date is stated, as of the date of this press release.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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